(The Notice)

ADV Part II – Schedule F – 12 B

Proxy Voting Policy. Unless the client directs otherwise in writing, the Registrant is responsible for voting client proxies. (However, the client shall maintain exclusive responsibility for all legal proceedings or similar events pertaining to the account assets, including, but not limited to, class action lawsuits.) The Registrant shall vote proxies in accordance with its Proxy Voting Policy, a copy of which is available upon request. The Registrant shall monitor corporate actions of individual issuers and investment companies consistent with the Registrant’s fiduciary duty to vote proxies in the best interests of its clients. Although the factors which Registrant will consider when determining how it will vote differ on a case by case basis, they may, but are not be limited to, include the following: a review of recommendations from issuer management, shareholder proposals, cost effects of such proposals, effect on employees and executive and director compensation. With respect to individual issuers, the Registrant may be solicited to vote on matters including corporate governance, adoption or amendments to compensation plans (including stock options), and matters involving social issues and corporate responsibility. With respect to investment companies (e.g., mutual funds), the Registrant may be solicited to vote on matters including the approval of advisory contracts, distribution plans, and mergers. The Registrant shall maintain records pertaining to proxy voting as required pursuant to Rule 204-2(c)(2) under the Advisers Act. Copies of Rules 206(4)-6 and 204-2(c)(2) are available upon written request. In addition, information pertaining to how the Registrant voted on any specific proxy issue is also available upon written request. Requests should be made by contacting the Registrant’s Chief Compliance Officer, Vicki Lynn Ellis.

(The Policy)

SCM Compliance Manual – Section 9

SYMONS CAPITAL MANAGEMENT, INC.

PROXY VOTING POLICY

RULE 206(4)-6

In accordance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (the “Advisers Act”), Symons Capital Management, Inc. (“SCM”) has adopted the following proxy voting policy with respect to those assets for which a client has vested SCM with discretionary investment management authority (the “assets”).

SCM’s Policy

Unless a client directs otherwise, in writing, SCM shall be responsible for: (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the client shall be voted, and (2) making all elections relative to any mergers, acquisitions, and tender offers. However, the client shall maintain exclusive responsibility for all legal proceedings or similar events pertaining to the assets, including, but not limited to, class action lawsuits. SCM and/or the client shall correspondingly instruct each custodian of the assets to forward to SCM copies of all proxies and shareholder communications relating to the assets. Absent mitigating circumstances and/or conflicts of interest (to the extent any such circumstance or conflict is presented, if ever, information pertaining to how SCM addressed any such circumstance or conflict shall be maintained by SCM), it is SCM’s general policy to vote proxies consistent with the recommendation of the senior management of the issuer except that SCM generally will vote against a management recommendation with respect to stock option and other executive compensation plan matters. SCM shall monitor corporate actions of individual issuers and investment companies consistent with SCM’s fiduciary duty to vote proxies in the best interests of its clients. With respect to individual issuers, SCM may be solicited to vote on matters including corporate governance, adoption or amendments to compensation plans (including stock options), and matters involving social issues and corporate responsibility. With respect to investment companies (e.g., mutual funds), SCM may be solicited to vote on matters including the approval of advisory contracts, distribution plans, and mergers. SCM shall maintain records pertaining to proxy voting as required pursuant to Rule 204-2 (c)(2) under the Advisers Act.

Copies of Rules 206(4)-6 and 204-2(c)(2) are available upon written request. In addition, information pertaining to how SCM voted on any specific proxy issue is also available upon written request. Any questions regarding SCM’s proxy voting policy shall be directed to Vicki Lynn Ellis, Chief Compliance Officer of Symons.

Mitigating Circumstances/Conflicts of Interest

The following are examples of mitigating circumstances and/or conflicts of interest: (1) an adviser or its affiliate may manage a pension plan, administer employee benefit plans, or provide brokerage, underwriting, insurance, or banking services to a company whose management is soliciting proxies; (2) an adviser may have business or personal relationships with participants in proxy contests, corporate directors, or candidates for directorships, etc.; (3) an adviser has a business relationship not with the company but with a proponent of a proxy proposal that may affect how it casts votes on client securities; and (4) the recommendation of the issuer’s senior management, in the opinion of SCM, is not in the best interests of the client.

Implementation/Adoption

Edward L. Symons, Chairman, shall be primarily responsible for determining how client proxies are voted and recording how SCM addressed any mitigating circumstance or conflict of interest. Vicki Lynn Ellis, Chief Compliance Officer, shall be primarily responsible for the ongoing review and evaluation of SCM’s proxy voting policy and corresponding compliance with the requirements of Rules 206(4)-6 and 204-2(c)(2). Copies of the Rules are attached and made a part hereof.

Securities and Exchange Commission Final Rule:

Proxy Voting by Investment Advisers

§ 275.206(4)-6 Proxy voting. If you are an investment adviser registered or required to be registered under section 203 of the Act (15 U.S.C. 80b-3), it is a fraudulent, deceptive, or manipulative act, practice or course of business within the meaning of section 206(4) of the Act (15 U.S.C. 80b-6(4)), for you to exercise voting authority with respect to client securities, unless you:

(a) Adopt and implement written policies and procedures that are reasonably designed to ensure that you vote client securities in the best interest of clients, which procedures must include how you address material conflicts that may arise between your interests and those of your clients;

(b) Disclose to clients how they may obtain information from you about how you voted with respect to their securities; and

(c) Describe to clients your proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting client.

§ 275.204-2 Books and records to be maintained by investment advisers.

(2) Every investment adviser subject to paragraph (a) of this section that exercises voting authority with respect to client securities shall, with respect to those clients, make and retain the following:

(i) Copies of all policies and procedures required by § 275.206(4)-6.

(ii) A copy of each proxy statement that the investment adviser receives regarding client securities. An investment adviser may satisfy this requirement by relying on a third party to make and retain, on the investment adviser's behalf, a copy of a proxy statement (provided that the adviser has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request) or may rely on obtaining a copy of a proxy statement from the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

(iii) A record of each vote cast by the investment adviser on behalf of a client. An investment adviser may satisfy this requirement by relying on a third party to make and retain, on the investment adviser's behalf, a record of the vote cast (provided that the adviser has obtained an undertaking from the third party to provide a copy of the record promptly upon request).

(iv) A copy of any document created by the adviser that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision.

(v) A copy of each written client request for information on how the adviser voted proxies on behalf of the client, and a copy of any written response by the investment adviser to any (written or oral) client request for information on how the adviser voted proxies on behalf of the requesting client.